UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 14, 2007

(Date of Earliest Event Reported)

Guidance Software, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33197	95-4661210
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

215 North Marengo Avenue, Pasadena, California 91101	91101
(Address of Principal Executive Offices)	(Zip Code)

(626) 229-9191

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of Director

On February 14, 2007 the Board of Directors of the Company elected Lynn Turner to serve as a Director of the Company and appointed him Chairman of the Audit Committee. Mr. Turner served as the Securities and Exchange Commission Chief Accountant from 1998 to 2001. Mr. Turner’s corporate experience includes his current position as managing director of research at Glass and Lewis & Co. He also serves as a member of the Board of Directors and chair of the audit committee of a mutual fund, member of the Standards Advisory Group of the Public Company Accounting Oversight Board, and served on the board of Sun Microsystems from 2002 through 2005, including a period as the audit committee chair. Mr. Turner received a master’s degree in accounting from the University of Nebraska and an undergraduate degree in business administration with a concentration in accounting from Colorado State University, where he was a professor of accounting.

The Company and Mr. Turner entered into an agreement dated February 6, 2007, effective upon and subject to his appointment, providing for an annual retainer of $40,000 for his role as director and an additional annual retainer of $15,000 for his role as Chairman of the Audit Committee. He will also be eligible to receive a grant of options, subject to a four-year vesting schedule, to purchase 50,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such shares on the date of grant as determined by the Company’s Board of Directors.

A Press Releases announcing the election of Mr. Turner as director as described above is attached hereto as Exhibit 99.

Item 9.01    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

99.1    Press Release, dated February 14, 2007, issued by Guidance Software, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guidance Software, Inc.

Date: February 14, 2007	By:	/s/ John Colbert
Name: John Colbert Title: Chief Executive Officer and Director